                                                                    EXHIBIT 99.2

RALPH LAUREN MEDIA, LLC
Financial Statements
As of and for the Fiscal Years Ended
January 1, 2005 (unaudited) and December 27, 2003
(unaudited)

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                                                                               .
                                                                               .

RALPH LAUREN MEDIA, LLC

TABLE OF CONTENTS

                                                                  PAGE
FINANCIAL STATEMENTS AS OF AND FOR THE FISCAL YEARS ENDED
  JANUARY 1, 2005 AND DECEMBER 27, 2003:

  Balance Sheets                                                   2

  Income Statements                                                3

  Statement of Partners' Capital                                   4

  Statements of Cash Flows                                         5

  Notes to Financial Statements                                   6-11

RALPH LAUREN MEDIA, LLC

BALANCE SHEETS
JANUARY 1, 2005 AND DECEMBER 27, 2003
(IN THOUSANDS)

                                             2004        2003
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                 $ 13,582    $  8,858
 Accounts receivable                          1,179         185
 Related party receivables                    3,087       2,000
 Inventory                                   11,135       9,479
 Other current assets                            78          69
                                           --------    --------

         Total current assets                29,061      20,591

PROPERTY AND EQUIPMENT--Net                                  36
                                           --------    --------

TOTAL ASSETS                               $ 29,061    $ 20,627
                                           ========    ========

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
 Accounts payable and accrued expenses     $  6,360    $  4,153
 Related party payables                       5,660       7,167
                                           --------    --------

         Total current liabilities           12,020      11,320

PARTNERS' CAPITAL                            17,041       9,307
                                           --------    --------

TOTAL LIABILITIES AND PARTNERS' CAPITAL    $ 29,061    $ 20,627
                                           ========    ========

RALPH LAUREN MEDIA, LLC

INCOME STATEMENTS
YEARS ENDED JANUARY 1, 2005 AND DECEMBER 27, 2003
(IN THOUSANDS)

                                  2004          2003
NET REVENUES                   $  61,043     $  37,347

COST OF GOODS SOLD                25,286        15,405
                               ---------     ---------

         Gross profit             35,757        21,942

OPERATING EXPENSES--
 General and administrative       27,380        20,535
                               ---------     ---------

INCOME FROM OPERATIONS             8,377         1,407

INTEREST INCOME                       25            17
                               ---------     ---------

NET INCOME                     $   8,402     $   1,424
                               =========     =========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF PARTNERS' CAPITAL
YEARS ENDED JANUARY 1, 2005 AND DECEMBER 27, 2003
(IN THOUSANDS)

                                           POLO
                                           RALPH          VALUEVISION       NATIONAL
                                           LAUREN           MEDIA,         BROADCASTING
                                         CORPORATION         INC.          COMPANY,INC.        TOTAL
PARTNERS' CAPITAL--December 28, 2002     $      1,331     $      1,596     $          -     $      2,927

 Cash contributions and commitments                 -                -           15,000           15,000

 Contribution of services                         956                -                -              956

 Distribution of capital                            -          (11,000)               -          (11,000)

 Net income                                       712              178              534            1,424
                                         ------------     ------------     ------------     ------------

PARTNERS' CAPITAL--December 27, 2003            2,999           (9,226)          15,534            9,307

 Contribution of services                       1,332                -                -            1,332

 Distribution of capital                       (1,000)            (250)            (750)          (2,000)

 Net income                                     4,201            1,050            3,151            8,402
                                         ------------     ------------     ------------     ------------

PARTNERS' CAPITAL--January 1, 2005       $      7,532     $     (8,426)    $     17,935     $     17,041
                                         ============     ============     ============     ============


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 1, 2005 AND DECEMBER 27, 2003
(IN THOUSANDS)

                                                                                   2004          2003
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                     $   8,402     $   1,424
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                       36           152
   Services provided by Joint Venture Partners                                      1,332           956
   Changes in assets and liabilities:
     Accounts receivable                                                             (994)         (190)
     Related party receivables                                                     (3,087)           38
     Inventories                                                                   (1,656)       (4,914)
     Other current assets                                                              (9)          (31)
     Accounts payable and accrued expenses                                          2,207         1,027
     Related party payables                                                        (1,507)        3,740
                                                                                ---------     ---------

         Net cash used in operating activities                                      4,724         2,202
                                                                                ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Contributed capital                                                                2,000        13,000
 Distributions of capital                                                          (2,000)      (11,000)
                                                                                ---------     ---------

         Net cash provided by financing activities                                      -         2,000
                                                                                ---------     ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                4,724         4,202

CASH AND CASH EQUIVALENTS--Beginnning of year                                       8,858         4,656
                                                                                ---------     ---------

CASH AND CASH EQUIVALENTS--End of year                                          $  13,582     $   8,858
                                                                                =========     =========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED JANUARY 1, 2005 AND DECEMBER 27, 2003
(IN THOUSANDS)

1.    BUSINESS AND ORGANIZATION

      Ralph Lauren Media, LLC (the "Company") was formed to bring the Polo American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print. The Company's first initiative is the Polo.com website, which opened its virtual doors in November 2000. Polo.com provides entertaining format and content that promotes the Polo brands.

      The Company, which was formed in February 2000, is a 30 year joint venture between Polo Ralph Lauren Corporation ("Polo") which owns 50% of the Company, National Broadcasting Company, Inc. ("NBC") which owns 37.5% of the Company, and ValueVision International, Inc. (which changed its name to ValueVision Media, Inc. in May 2002) ("ValueVision") which owns 12.5% of the Company. NBC and ValueVision collectively form the "Media Partners." The Company's managing board has equal representation from Polo and the Media Partners.

      Polo provides marketing through its annual print advertising campaign and through a Supply Agreement (the "Supply Agreement") makes its merchandise available at cost of inventory and handles excess inventory through its outlet stores. As detailed in Note 7, Polo provides the Company with accounting, legal and human resources services as well as facilities support.

      NBC and its subsidiaries provided to the Company television and online advertising on NBC and certain of its internet properties. In fiscal 2003, NBC repurchased the unused portion of advertising it had contributed to the venture as detailed in Note 8.

      ValueVision provided the Company with cash, goods and/or services including a 10% profit margin on the cost of the goods and/or services primarily associated with the Company's call center and fulfillment operations. In fiscal 2003, the Company cancelled its previous fulfillment agreement with ValueVision as detailed in Note 8. ValueVision continues to provide the Company with call center and fulfillment operations under a new agreement.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      FISCAL YEAR--The Company's fiscal year ends on the Saturday nearest to December 31. All references to "fiscal 2004" represent the 53-week fiscal year ended January 1, 2005 and references to "fiscal 2003" represents the 52-week fiscal year ended December 27, 2003.

      ACCOUNTING FOR THE CAPITALIZATION CONTRIBUTIONS--The Company records in-kind contributions from the partners at the partners' carrying value on their financial statements at the time of contribution. ValueVision's and NBC's cash contributions are recorded at the time of contribution or the date of agreement for one-time transactions. Polo's commitment to supply merchandise available at its cost and NBC's previous commitment to contribute advertising have no carrying value on the partners' books, and accordingly are recorded at zero value. (See Note 7)

      CASH AND CASH EQUIVALENTS--Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

      INVENTORY--Inventory, which consists entirely of finished goods, is valued at the lower of cost or market as determined on an average cost basis. All risks of ownership of excess inventory, as defined by the Supply Agreement, are borne by Polo who reimburses the Company at cost for all saleable inventories returned.

      PROPERTY AND EQUIPMENT--Property and equipment is carried at cost, less accumulated depreciation and amortization. Computers and equipment and technology and website development are depreciated using the straight-line method over their estimated useful lives of up to 3 years. The Company uses a half year convention depreciating half a year the year an asset is placed in service and half a year in the last year of its useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

      TECHNOLOGY AND WEBSITE DEVELOPMENT--The Company develops its website through use of internal and external resources. External costs incurred in connection with development of the website, prior to technological feasibility, are expensed when incurred. Costs incurred subsequent to technological feasibility through the period of the site availability are capitalized.

      REVENUE RECOGNITION--The Company recognizes revenue from e-commerce sales upon receipt of products by customers. Sales to individuals are paid for entirely with credit cards. Shipping and handling fees billed to customers are included in net sales and the related costs are included in cost of goods sold. Allowances for estimated returns are provided when sales are recorded. The Company's reserve for sales returns is approximately $1,636 and $1,172 at January 1, 2005 and December 27, 2003, respectively.

      COMPREHENSIVE INCOME (LOSS)--Comprehensive income (loss) was equal to the net income (loss) during fiscal 2004 and fiscal 2003.

      INCOME TAX--The Company is not considered a taxable entity for Federal income tax purposes and most state income tax purposes. The members report any taxable income or losses on their respective income tax returns. As a result, no tax expense or benefits have been recorded by the Company for the periods presented.

      SEGMENT REPORTING--The Company operates in a single operating segment-- the operation of interactive shopping on-line. Revenues from external customers are derived from merchandise sales. The Company does not rely on any major customers as a source of revenue.

      NEW ACCOUNTING STANDARDS--In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement did not have an impact on its results of operation or financial position.

      RECLASSIFICATIONS--Certain reclassifications have been made to fiscal 2003 presentation of financial information to conform the fiscal 2004 presentation of financial information.

3.    RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

      The Company has determined that its historical allocation of losses between the partner's capital accounts was incorrect as these losses were allocated in accordance with the partner's ownership percentages in the Company as opposed to in accordance with the Amended and Restated Limited Liability Company Agreement of Ralph Lauren Media, LLC dated as of February 7, 2000 (the "LLC Agreement). The LLC agreement provides that losses are first allocated to the partners in a manner to make their partner's capital account balances consistent with their ownership percentages, then pro rata in accordance with their ownership percentages. The Company has recorded all appropriate adjustments to correct these errors for all periods presented. The effect of these adjustments was to reallocate the losses recorded by the Company from inception until December 28, 2002 as the Company has been profitable in periods subsequent to that date.

      The adjustments had no impact on the Company's historical balance sheets or statements of operations. A summary of the impact of the restatement on the Company's statement of partner's capital as of December 27, 2003 and December 28, 2002 is as follows:

                                                      December 27, 2003
                                     ---------------------------------------------------
                                     As previously    Adjustment to loss
Partner's capital                       reported          allocation         As restated
-----------------                    -------------    ------------------    ------------
Polo Ralph Lauren Corporation          $(20,752)            $ 23,751          $ 2,999
Value Vision Media, Inc.                 33,015              (42,241)          (9,226)
National Broadcasting Corporation        (2,956)              18,490           15,534

                                                      December 28, 2002
                                     ---------------------------------------------------
                                     As previously    Adjustment to loss
Partner's capital                      reported          allocation         As restated
-----------------                    -------------    ------------------    ------------
Polo Ralph Lauren Corporation          $(22,420)            $ 23,751          $1,331
Value Vision Media, Inc.                 43,837              (42,241)          1,596
National Broadcasting Corporation       (18,490)              18,490               0

4.    SIGNIFICANT RISKS AND UNCERTAINTIES

      USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates in the financial statements include inventory and reserves for uncollectible accounts and returns.

      CONCENTRATION OF CREDIT RISKS--The Company is potentially exposed to credit risk primarily due to cash deposits. The Company reduces this risk by depositing all of its funds with major banks and financial institutions and investing in high-quality instruments.

5.    ACCRUED EXPENSES AND OTHER

      The Company's accrued expenses and other are made up of the following at January 1, 2005 and December 27, 2003, respectively:

                                2004        2003
Accrued employee costs        $ 1,344     $   603
Accrued website operations                    616
Reserve for sales returns       1,636       1,172
Sales taxes payable               943         325
Other                           2,437       1,307
                              -------     -------

                              $ 6,360     $ 4,023
                              =======     =======

6.    PARTNERS' CAPITAL

      PARTNERS' CAPITAL--As of January 1, 2005 and December 27, 2003, contributions of advertising made by NBC had no recorded value. The Company's agreement to return its unutilized advertising credits to NBC for $15,000 in fiscal 2003 was recorded as a capital contribution (See
      Note 8). Contributions of services by Polo had a value of $1,011 in fiscal 2004 and $840 in fiscal 2003 (See Note 8). The Company's $11,000 payment to ValueVision in fiscal 2003 to cancel its previous service arrangement has been recorded as a distribution of capital (See Note 8).

      The Company allocates profits and losses to the joint venture partners in accordance with the LLC Agreement. The LLC agreement provides that losses are first allocated to the partners in a manner to make their partner's capital account balances consistent with their ownership percentages, then pro rata in accordance with their ownership percentages. Profits of the Company are allocated to the partners in accordance with their ownership percentages.

      OPTION GRANTS--In connection with the hiring of key executives, Polo has issued options for the purchase of Polo stock and restricted stock units to certain executives of the Company. Polo granted 10,000 options on December 28, 2001 at an exercise price of $26.125, 20,000 options on June 7, 2002 at an exercise price of $24.78, 20,000 options on May 22, 2003 at an exercise price of $23.79, and 7,000 options on June 8, 2004 at an exercise price of $33.12. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123") the fair value of each award will amortize ratably into expense over the three year vesting period. Polo also granted 4,300 restricted stock units on June 8, 2004 which is being accounted for as a variable reward in accordance with SFAS No. 123. The Company is required to reimburse Polo for the expense related to these options and has recorded compensation expense of $321 and $116 in fiscal 2004 and fiscal 2003, respectively.

7.    SIGNIFICANT AGREEMENTS

      In May 2003, the Company entered into an agreement with Amazon.com ("Amazon") whereby the Company would make its website available through Amazon.com's internet operations. As part of the arrangement, a percentage of sales to customers who access Polo.com through the Amazon.com web portal are paid as a commission to Amazon. Amazon is also responsible for credit card fees and credit risk on transactions processed through their operations. The Company began selling through the Amazon site in October 2003.

      In October 2003, the Company and CI Better Brands LLC ("CI") entered into an agreement to terminate their website agreement. In connection with this agreement, CI agreed to reimburse the Company for up to $485,000 of transition-related costs to the Company's new website provider (see below). As of December 27, 2003, the Company had a receivable of $170 from CI relating to this agreement which was included in accounts receivable in the accompanying balance sheets.

      In November 2003, the Company entered into an agreement with GSI--Chelsea Solutions, LLC ("GSI") for e-commerce technology services. As a result of this agreement and the termination of its agreement with CI, the Company will transition to GSI's technology platform to support the operation of the Company's website. The Company transitioned to the GSI platform in the first half of fiscal 2004. In connection with this agreement, the Company pays a service fee to GSI equivalent to a percentage of net merchandising revenue, as defined in the agreement. GSI is also responsible for all credit card processing fees and credit risk on all sales processed through its technology platform with the exception of sales through Amazon's internet operations as described above.

8.    RELATED PARTY TRANSACTIONS

      LICENSING--The Company entered into a license agreement with a wholly-owned subsidiary of Polo (the "License Agreement"). The terms of the License Agreement require the Company to pay a royalty on the sale of Polo products based on a specified percentage of net retail sales. The volume of net retail sales shall be reset to zero each year.

      The specified percentages are as follows (dollars in millions):

SALES VOLUME         ROYALTY PERCENTAGE
$  0 - $ 75                   0%
$ 75 - $200                  10
$200 - $250                  12
  over $250                  15

      Royalties are due to Polo on a quarterly basis. Since the minimum threshold was not reached during fiscal 2004 and fiscal 2003, no royalty expense has been recorded in the accompanying financial statements.

      INVENTORY--Under the terms of the Supply Agreement, the Company has the right to purchase its inventory from Polo, its suppliers and its licensees, at Polo's cost. In fiscal 2004 and fiscal 2003 the Company purchased approximately 64% and 51%, respectively, of its inventory from Polo and its suppliers, and the remaining 36% and 49% of the Company's inventory was purchased from Polo licensees. The Company relies on Polo and its relationship with its suppliers to achieve favorable inventory costs in accordance with the Agreement. If Polo were to terminate the Supply Agreement or be unable to continue its relationships with its suppliers there may be a material adverse effect to the Company and its cost of doing business. At least twice a year, Polo agrees to purchase from the Company at the Company's cost, all unsold Polo products that were purchased in accordance with the Agreement, subject to certain exclusions. At January 1, 2005, the Company had a receivable and a payable due to Polo for inventory and other services of $3,087 and $2,976, respectively. At December 27, 2003, the Company had a payable due to Polo for inventory and other services of $5,685. These amounts are included in related party receivables and related party payables in the accompanying balance sheets.

      ADVERTISING--In January 2003, the Company entered into an agreement to sell its inventory of unused television advertising spots to NBC for $15,000 of which $13,000 was received in fiscal 2003 and $2,000 was received in January 2004. The $2,000 is recorded as a related party receivable at December 27, 2003. During 2003, NBC provided the Company with approximately $808 of discounted advertising time from NBC.

      FULFILLMENT--The Company entered into an agreement on February 7, 2000 with ValueVision to perform its entire warehousing and order fulfillment and call center functions. In January 2003, the Company and ValueVision agreed to cancel their previous fulfillment arrangement at a cost to the Company of $11,000. The Company recorded this payment as a return of ValueVision's contributed capital in fiscal 2003. The Company continues to retain ValueVision to provide its fulfillment and call center operations.

      For 2004 and fiscal 2003, warehousing and order fulfillment expenses (inclusive of system expenses) totaled approximately $4,829 and $4,280 and call center expenses totaled approximately $2,606 and $1,612, respectively. In fiscal 2002, these amounts were then reduced by the value of spot advertising inventory transferred by the Company under a separate agreement with NBC and are included in general and administrative expense in the accompanying income statements. The liability for these services was $2,684 and $1,482 at January 1, 2005 and December 27, 2003, respectively, and is included in related party payables in the accompanying balance sheets.

      ADMINISTRATIVE SERVICES--Polo provides the Company with administrative services in the way of payroll services, accounts payable services, office space and utilities, IT support and legal services from Polo's in-house legal counsel. The services Polo provided totaled approximately $1,011 and $840 for fiscal 2004 and fiscal 2003, respectively, and are included in general and administrative expense and as a capital contribution in Polo's capital account. Polo pays the Company's payroll and operating expenses and is then reimbursed for all cash expenditures by the Company.

      EMPLOYEE BENEFITS--The Company currently does not maintain any of its own employee benefit plans, including, health, dental, short-term disability, long-term disability and 401(k). Polo administers these benefits and the Company's employees are permitted to participate. The Company recorded expenses of approximately $737 and $598 for these benefits for fiscal 2004 and fiscal 2003, respectively.

                                     ******